CERTIFICATE OF DESIGNATION
                                       of
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       for
                           SONIC JET PERFORMANCE, INC.

         SONIC JET PERFORMANCE, INC., a Colorado corporation (the "Corporation"), pursuant to the provisions of Section 7-106-102 of the Colorado Corporations and Associations Code, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, the Board of Directors, without any shareholder action, which action was not required to be taken, duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

         RESOLVED, that, pursuant to Article Third, Section B of the Articles of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional, and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of ten
(10) shares, without par value, to be designated "Series B Convertible Preferred Stock" (the "Series B Stock").

         RESOLVED, that the Series B Stock shall be subject to the following terms and provisions:

         1.       Preference on Liquidation.

                  (a) Series B Preferential Amount. In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding-up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of common stock of the Company ("Common Stock"), the holders of shares of Series B Stock shall be entitled to receive payment of the greater of (i) $2,500 per share of Series B Stock, or (ii) their pro rata share of the total value of the assets and funds of the Corporation to be distributed, assuming the conversion of Series B Stock to Common Stock.

                  (b) Insufficient Proceeds. If, upon any liquidation, distribution of assets, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, after distribution to any class or series of stock ranking senior to the Series B Stock with respect to liquidation rights, distributable among the holders of shares of Series B Stock and holders of shares of any other outstanding class or series of stock ranking on a parity with the Series B Stock ("Parity Stock") with respect to liquidation rights shall be insufficient to pay in full the respective preferential amounts on the shares of Series B Stock and Parity Stock, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.


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         2.       Voting.

                  (a) General Rights. Except as otherwise provided herein or as required by law, the Series B Stock shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of shareholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: the holder of the shares of Series B Stock shall be entitled to such number of votes as shall be equal to the aggregate number of shares of Common Stock into which such holder's shares of Series B Stock are convertible immediately after the close of business on the record date fixed for such meet-ing or the effective date of such written consent, plus such number of votes that equals twenty percent (20%) of the number of votes to which the holders of other securities of the Company are entitled as of such dates.

                  (b) Actions Requiring Separate Votes of Series B Stock. For so long as shares of Series B Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series B Stock shall be necessary for effecting or validating the following actions:

                         (i)   Any amendment, alteration, or repeal of any
provision of the Articles of Incorporation or Bylaws of the Corporation or any other action that materially and adversely alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series B Stock; or

                          (ii) Any increase in the authorized number of shares
of Series B Stock.

         3. Conversion. The holders of the Series B Stock shall have the following rights with respect to the conversion of the Series B Stock into shares of Common Stock (the "Conversion Rights"):

                  (a) Conversion. Subject to and in compliance with the provisions of this Section 3, any shares of Series B Stock may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a "Voluntary Conversion"); provided, however, that any shares that have not been voluntarily converted on the date that is one year from the date of the issuance of the Series B Stock, shall automatically convert into fully paid and nonassessable shares of Common Stock on that date, or the next business day should such date fall on a weekend or holiday (an "Automatic Conversion" and, together with a Voluntary Conversion, a "Conversion"). The number of shares of Common Stock to which a holder of Series B Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the "Series B Stock Conversion Rate" then in effect (determined as provided in Section 3(b)) by the number of shares of Series B Stock being converted.

                  (b) Series B Stock Conversion Rate. The conversion rate in effect at any time for conversion of the Series B Stock (the "Series B Stock Conversion Rate") shall be the product obtained by multiplying .02 by the aggregate number of the Company's Common Stock, on a fully diluted basis, issued and outstanding at the time of the Conversion. For the purposes of calculating

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the  Series B Stock  Conversion  Rate,  the  Company's  Common  Stock on a fully diluted basis, shall equal the sum of (a) the aggregate number of shares of Common Stock issued, outstanding and agreed to be issued, on the date of the Conversion (the "Conversion Date"), and (b) the aggregate number of shares of Common Stock into which any options, warrants, convertible debt, convertible preferred stock, and other convertible securities of the Company which are issued and outstanding, and which the Company has agreed to issue, are convertible at the time of the Conversion.

                  (c) Mechanics of the Conversion. Upon a Conversion, the holder of Series B Stock shall surrender the applicable certificate or certificates therefore, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Stock, and, in the case of a Voluntary Conversion, shall give written notice to the Corporation, of the Conversion and the number of shares of Series B Stock being converted. Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. A Voluntary Conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Stock to be converted, and an Automatic Conversion shall be deemed to have been made at the close of business of the anniversary date of the issuance of the Series B Stock (or if such date falls on a weekend or holiday, the next business day). The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (d) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Common Stock issuable upon the conversion of the Series B Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a transaction provided for elsewhere in this Section 3), in any such event each holder of Series B Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  (e) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the date of issuance of the Series B Stock, there is a capital reorganization of the Common Stock (other than a transaction provided for elsewhere in this Section 3), as a part of such capital reorganization, provision shall be made so that the holders of the Series B Stock shall thereafter be entitled to receive upon conversion of the Series B Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof.

                  (f) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any sale of the Corporation, capital

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reorganization of the Corporation,  any  reclassification or recapitalization of
the  capital  stock  of  the  Corporation,   or  any  voluntary  or  involuntary
dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon
such    sale    of   the    Corporation,    reorganization,    reclassification,
recapitalization, dissolution, liquidation or winding up.

                  (g) Fractional Shares. Any fractional share resulting from the conversion of the Series B Stock shall be rounded up to the nearest whole share.

                  (h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (i) Notices. Any notice required by the provisions of this Section 3 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or
(iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                  (j) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holder of the Series B Stock against impairment.


                         [Signatures on following page]

         This Certificate of Designation has been executed and adopted on behalf of the Corporation as of December 27, 2001.

                                  SONIC JET PERFORMANCE, INC.



                                  By:      /s/ R.S. Madhava
                                       ---------------------------------------
                                          Madhava Rao Mankal, Director &
                                          Chief Financial Officer